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                                                                   EXHIBIT 10.5

                         Form of Split Dollar Agreement
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         AGREEMENT made as of the ____ day of _______ ______, between THE DIME
BANK, a business corporation formed under the laws of the State of Pennsylvania having its principal place of business at 820-822 Church Street, Honesdale, Pennsylvania 18431 (hereinafter called the "Corproation") and ____________ ( hereinafter called the "Employee").

         WHEREAS, the Employee owns policy No. ______ issued by The Guardian Life Insurance Company in the original amount of __________ on his life, (hereinafter referred to as the "Policy");

         WHEREAS, the services of the Employee as ________________ are vital to its continued success; and

         WHEREAS, the recognition of this the Corporation wishes to enter into a split dollar plan to provide continued insurance protection for the benefit of the Employee and his dependents.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereto for themselves their heirs, successors, and assigns agree as follows:

         1. The Corporation shall own an interest in the Policy equal to the total of its premiums paid for the policy in accordance with paragraph 2B. The Employee shall own all of the rest of the avails, rights and options of the Policy. The Employee shall have the right to transfer his interest in the Policy to any other party, however, said transferee shall be subject to and bound by the terms of this Agreement.

         2.    The Corporation shall pay the premium.

         3. Dividends on the Policy shall be applied to purchase paid-up additions.

         4. This agreement can be terminated at will by either of the parties on 30 days notice.

         5. This agreement will terminate automatically upon the death of the Employee.
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         6.    In the event of the termination of this agreement for any reason, the Corporation shall receive an amount from the cash value or death proceeds of the Policy equal to its interest in the Policy. Upon receipt of said amount, the Corporation's economic interest and any right or title it may have, shall be transferred to the Employee or the Employee's successor in interest.

         7. The Policy has a Waiver of Premium rider, and Employee shall pay this portion of the premium. In the event that the Employee is disabled, all of the benefits resulting from the waiver of premium rider shall be his or shall belong to his transferee and the Corporation shall not benefit from this Waiver of Premium.

         8. Each of the parties will do all things necessary with respect to the Policy in order to protect the rights of the parties and in order to carry out the intent of this Agreement.

         9. The executive committee of the Corporation's Board of Directors shall be the "Named Fiduciary" under this plan. The Employee or his beneficiary shall complete such claim forms as required by the policy. If a claim is denied, the aggrieved party may request the Insurer review its decision under its standard procedures.